Exhibit 99.1

Dorian LPG Ltd. Announces Third Quarter Fiscal Year 2021 Financial Results

and $100 Million Self Tender Offer

Stamford, CT –February 2, 2021– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended December 31, 2020.

Key Recent Development

◾	Announced that we will commence a tender offer to purchase up to 7.4 million, or about 14.8%, of our common shares at a price of $13.50 per share.

Highlights for the Third Quarter Fiscal Year 2021

◾	Revenues of $88.5 million and Time Charter Equivalent (“TCE”)(1) rate for our fleet of $42,298 for the three months ended December 31, 2020, compared to revenues of $85.4 million and TCE rate for our fleet of $43,410 for the three months ended December 31, 2019.

◾	Net income of $35.8 million, or $0.71 earnings per diluted share (“EPS”), and adjusted net income(1) of $35.3 million, or $0.70 adjusted earnings per diluted share (“adjusted EPS”),(1) for the three months ended December 31, 2020.

◾	Adjusted EBITDA(1) of $60.1 million for the three months ended December 31, 2020.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “I am happy and grateful to report that our seafarers and shore staff continue to be safe during these hazardous times. Also, thanks to a strong freight market, the Company generated very solid results in the last quarter. With a modern ECO fleet, dedicated professionals supporting our customers, a healthy balance sheet and favorable market fundamentals, we are focusing on returning capital to our investors. Having considered various options, our board concluded that the tender offer provides optionality and represents a very compelling way to return cash while maximizing financial value for our shareholders.”

Third Quarter Fiscal Year 2021 Results Summary

Net income amounted to $35.8 million, or $0.71 per diluted share, for the three months ended December 31, 2020, compared to of $35.6 million, or $0.66 per diluted share, for the three months ended December 31, 2019.

Adjusted net income amounted to $35.3 million, or $0.70 per diluted share, for the three months ended December 31, 2020, compared to $34.2 million, or $0.63 per diluted share, for the three months ended December 31, 2019. Net income for the three months ended December 31, 2020 is adjusted to exclude an unrealized gain on derivative instruments of $0.5 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $1.1 million increase in adjusted net income for the three months ended December 31, 2020, compared to the three months ended December 31, 2019, is primarily attributable to an increase of $3.1 million in revenues and decreases of $2.7 million in interest and finance costs and $0.4 million in voyage expenses, partially offset by increases of $2.3 million in charter hire expenses, $0.6 million in depreciation and amortization, and $0.5 million in general and administrative costs and a $1.2 million unfavorable change in realized gain/(loss) on derivatives.

The TCE rate for our fleet was $42,298 for the three months ended December 31, 2020, a 2.6% decrease from a TCE rate of $43,410 for the same period in the prior year, primarily driven by a reallocation of prior period pool profits based on a periodic review of actual vessel performance in accordance with the pool participation agreements. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 98.4% in the quarter ended December 31, 2019 to 96.2% in the quarter ended December 31, 2020.

Vessel operating expenses per day increased to $9,487 for the three months ended December 31, 2020 compared to $9,452 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $88.5 million for the three months ended December 31, 2020, an increase of $3.1 million, or 3.6%, from $85.4 million for the three months ended December 31, 2019 primarily due to an increase in fleet availability despite a slight decrease in average TCE rates and fleet utilization. Operating days for the fleet increased from 1,941 during the three months ended December 31, 2019 to 2,074 for the three months ended December 31, 2020. Average TCE rates decreased by $1,112 from $43,410 for the three months ended December 31, 2019 to $42,298 for the three months ended December 31, 2020. During the three months ended December 31, 2020, we recognized a reallocation of prior period pool profits based on a periodic review of actual vessel performance in accordance with the pool participation agreements. This reallocation resulted in a $1,979 decrease in our fleet’s overall TCE rates for the three months ended December 31, 2020 due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool. Excluding this reallocation, TCE rates increased by $867 when comparing the three months ended December 31, 2020 and 2019, primarily driven by a slight increase of spot market rates.  The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $75.797 during the three months ended December 31, 2020 compared to an average of $73.300 for the three months ended December 31, 2019. Our fleet utilization decreased from 98.4% during the three months ended December 31, 2019 to 96.2% during the three months ended December 31, 2020.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $4.4 million and $2.1 million for the three months ended December 31, 2020 and 2019, respectively. The increase of $2.3 million, or 112.1%, was caused by an increase in time chartered-in days, which increased from 92 for the three months ended December 31, 2019 to 184 for the three months ended December 31, 2020.

Vessel Operating Expenses

Vessel operating expenses were $19.2 million during the three months ended December 31, 2020, or $9,487 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. Vessel operating expenses per vessel per calendar day were slightly increased by $35 from $9,452 for the three months ended December 31, 2019 to $9,487 for the three months ended December 31, 2020. The increase in vessel operating expenses for the three months ended December 31, 2020, when compared with the three months ended December 31, 2019, was primarily the result of  an increase in crew wages and related costs of $0.5 million, or $226 per vessel per calendar day, partially offset by a decrease of other vessel operating expenses of $0.4 million, or $191 per vessel per calendar day.

General and Administrative Expenses

General and administrative expenses were $5.5 million for the three months ended December 31, 2020, an increase of $0.5 million, or 10.1%, from $5.0 million for December 31, 2019. This was driven by $0.5 million in higher insurance premiums.

Interest and Finance Costs

Interest and finance costs amounted to $6.1 million for the three months ended December 31, 2020, a decrease of $2.7 million, or 30.7%, from $8.8 million for the three months ended December 31, 2019. The decrease of $2.7 million during this period was due to a decrease of $2.8 million in interest incurred on our long-term debt, primarily resulting from a reduction of average indebtedness and a reduced margin from the refinancing of the commercial tranche of our $758 million debt financing facility that we entered into in March 2015 with a group of banks and financial institutions, partially offset by an increase of $0.1 million in amortization of deferred financing fees and loan expenses. Average indebtedness, excluding deferred financing fees, decreased from $676.0 million for the three months ended December 31, 2019 to $626.0 million for the three months ended December 31, 2020. As of December 31, 2020, the outstanding balance of our long-term debt, net of deferred financing fees of $11.1 million, was $603.9 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives amounted to $0.5 million for the three months ended December 31, 2020, compared to $1.4 million for the three months ended December 31, 2019. The unfavorable $0.9 million difference is attributable to a decrease of $0.5 million in favorable fair value changes to our forward freight agreement (“FFA”) positions and a decrease of $0.4 million in favorable fair value changes to our interest rate swaps resulting from changes in forward LIBOR yield curves.

Realized Gain/(Loss) on Derivatives

Realized loss on derivatives was $0.8 million for the three months ended December 31, 2020, compared to a realized gain of $0.4 million for the three months ended December 31, 2019. The unfavorable $1.2 million change is primarily attributable to fluctuations in floating LIBOR resulting in a $1.4 million unfavorable variance on realized losses in the current period on our interest rate swaps, partially offset by favorable settlements of $0.2 million on our FFA positions.

Fleet

The following table sets forth certain information regarding our fleet as of January 29, 2021.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	—	Pool(4)	—
Captain John NP	82,000	Hyundai	A	2007	—	—	Pool-TCO(5)	Q1 2022
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	—	Pool-TCO(5)	Q1 2022
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2022
Corvette(3)	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2021
Concorde(3)	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2022
Cobra	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2021
Continental	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2023
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2021
Caravelle	84,000	Hyundai	B	2016	X	—	Pool(4)	—
Total	1,842,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai		2020	X	X	Pool(4)	—
Astomos Earth(9)	83,426	Mitsubishi		2012	—	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2023.
(9)	Currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2021.

Market Outlook & Update

Global seaborne LPG liftings during the fourth calendar quarter of 2020 totaled 27.0 million metric tons, a decline of less than 1.0% compared to 27.2 million metric tons during same period in 2019. Calendar 2020 volumes totaled 106.8 million metric tons, 2.1% below 2019 volumes of 109.1 million metric tons.

While quarterly global volumes declined slightly year-over-year, U.S. export volumes increased during the quarter, totaling 12.9 million metric tons, a 12.9% increase over the 10.8 million metric tons during the same period in 2019. For calendar year 2020, U.S. exports increased 16.2% to 46.1 million metric tons compared to 39.7 million metric tons in 2019. These gains were offset by lower exports from the Middle East.

Middle Eastern exports totaled 8.4 million metric tons during the quarter, a decrease of 7.8% from the same period in 2019, which totaled 10.3 million metric tons. For the calendar year, exports totaled 35.7 million metric tons, a 10.1% decrease from total 2019 exports of 39.7 million metric tons. Decreased export volumes are largely attributable to OPEC+ production cuts during 2020.

Asian LPG prices increased in the fourth calendar quarter of 2020 due to cold winter weather and overall inventory shortages. As a result, LPG was nearly removed from the cracker pool in favor of naphtha. In Europe, naphtha similarly held a price advantage over propane for much of the fourth calendar quarter.

For the fourth calendar quarter of 2020, the Baltic Index averaged $76 per metric ton, compared to an average of $52 per metric ton in the previous quarter. For the first calendar quarter of 2021, to date, the Baltic Index has averaged $93 per metric ton. The VLGC orderbook stands at approximately 13% of the current global fleet. An additional 39 VLGCs, equivalent to approximately 3.4 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year-end 2023. Also, various industry sources estimate up to 90 vessels being due for drydock during calendar year 2021. The average age of the global fleet is now approximately 10.5 years old.

A return to more favorable commodity price relationships, the ongoing increase in secular demand for LPG as a more environmentally friendly alternative to other forms of energy, and forecasted high levels of U.S. exports as evidenced by export capacity and pipeline investments are expected to provide long-term support for VLGC demand.

The above summary is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expires during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition, and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Statement of Operations Data
Revenues	$88,479,024	$85,437,806	$216,354,625	$238,228,227
Expenses			.	.
Voyage expenses	752,404	1,178,702	2,426,518	2,372,839
Charter hire expenses	4,392,132	2,071,206	13,626,580	6,181,206
Vessel operating expenses	19,202,291	19,131,124	58,027,558	52,644,762
Depreciation and amortization	17,253,447	16,710,403	51,346,574	49,450,242
General and administrative expenses	5,548,526	5,037,783	22,764,312	17,669,024
Total expenses	47,148,800	44,129,218	148,191,542	128,318,073
Other income—related parties	545,311	450,169	1,646,014	1,387,536
Operating income	41,875,535	41,758,757	69,809,097	111,297,690
Other income/(expenses)
Interest and finance costs	(6,087,193)	(8,778,905)	(21,839,573)	(27,779,560)
Interest income	53,197	394,876	269,381	1,101,831
Unrealized gain/(loss) on derivatives	479,534	1,446,395	3,952,414	(5,291,504)
Realized gain/(loss) on derivatives	(760,991)	449,276	(3,696,915)	2,191,417
Other gain/(loss), net	265,182	358,513	36,815	895,993
Total other income/(expenses), net	(6,050,271)	(6,129,845)	(21,277,878)	(28,881,823)
Net income	$35,825,264	$35,628,912	$48,531,219	$82,415,867
Earnings per common share—basic	0.71	0.66	0.96	1.52
Earnings per common share—diluted	$0.71	$0.66	$0.96	$1.51
Other Financial Data
Adjusted EBITDA(1)	$60,131,348	$59,874,055	$123,540,888	$165,593,789
Fleet Data
Calendar days(2)	2,024	2,024	6,050	6,050
Time chartered-in days(3)	184	92	560	275
Available days(4)	2,156	1,972	6,414	6,106
Operating days(5)(8)	2,074	1,941	5,898	5,897
Fleet utilization(6)(8)	96.2%	98.4%	92.0%	96.6%
Average Daily Results
Time charter equivalent rate(7)(8)	$42,298	$43,410	$36,271	$39,996
Daily vessel operating expenses(9)	$9,487	$9,452	$9,591	$8,702

	As of	As of
(in U.S. dollars)	December 31, 2020	March 31, 2020
Balance Sheet Data
Cash and cash equivalents	$133,593,851	$48,389,688
Restricted cash—current	—	3,370,178
Restricted cash—non-current	84,778	35,629,261
Total assets	1,665,043,104	1,671,959,843
Total debt including current portion—net of deferred financing fees of $11.1 million and $11.2 million as of December 31, 2020 and March 31, 2020, respectively.	603,923,327	634,975,219
Total liabilities	649,270,245	694,907,645
Total shareholders’ equity	$1,015,772,859	$977,052,198

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income	$35,825,264	$35,628,912	$48,531,219	$82,415,867
Interest and finance costs	6,087,193	8,778,905	21,839,573	27,779,560
Unrealized (gain)/loss on derivatives	(479,534)	(1,446,395)	(3,952,414)	5,291,504
Realized (gain)/loss on interest rate swaps	914,910	(449,276)	2,908,245	(2,191,417)
Stock-based compensation expense	530,068	651,506	2,867,691	2,848,033
Depreciation and amortization	17,253,447	16,710,403	51,346,574	49,450,242
Adjusted EBITDA	$60,131,348	$59,874,055	$123,540,888	$165,593,789

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., repositioning following drydocking, commercial waiting, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except operating days)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Numerator:
Revenues	$88,479,024	$85,437,806	$216,354,625	$238,228,227
Voyage expenses	(752,404)	(1,178,702)	(2,426,518)	(2,372,839)
Time charter equivalent	$87,726,620	$84,259,104	$213,928,107	$235,855,388

Pool adjustment*	4,103,829	—	5,688,941	—
Time charter equivalent excluding pool adjustment*	$91,830,449	$84,259,104	$219,617,048	$235,855,388

Denominator:
Operating days	2,074	1,941	5,898	5,897
TCE rate:
Time charter equivalent rate	$42,298	$43,410	$36,271	$39,996
TCE rate excluding pool adjustment*	$44,277	$43,410	$37,236	$39,996

*  Adjusted for the effect of a reallocation of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Nine months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Company Methodology:
Operating Days	2,074	1,941	5,898	5,897
Fleet Utilization	96.2%	98.4%	92.0%	96.6%
Time charter equivalent rate	$42,298	$43,410	$36,271	$39,996

Alternate Methodology:
Operating Days	2,156	1,972	6,414	6,106
Fleet Utilization	100.0%	100.0%	100.0%	100.0%
Time charter equivalent rate	$40,690	$42,728	$33,353	$38,627

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income	$35,825,264	$35,628,912	$48,531,219	$82,415,867
Unrealized (gain)/loss on derivatives	(479,534)	(1,446,395)	(3,952,414)	5,291,504
Adjusted net income/(loss)	$35,345,730	$34,182,517	$44,578,805	$87,707,371

Earnings per common share—diluted	$0.71	$0.66	$0.96	$1.51
Unrealized (gain)/loss on derivatives	(0.01)	(0.03)	(0.08)	0.10
Adjusted earnings/(loss) per common share—diluted	$0.70	$0.63	$0.88	$1.61

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are not recognized measures under U.S. GAAP and should not be regarded as substitutes for revenues, net income and earnings per share. Our presentation of TCE, adjusted net income, adjusted EPS and adjusted EBITDA does not imply, and should not be construed as an inference, that its future results will be unaffected by unusual or non-recurring items and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. GAAP.

Conference Call

A conference call to discuss the results will be held today, February 2, 2021 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13715100. The replay will be available until February 9, 2021, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-four modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.